PROSPECTUS SUPPLEMENT NO. 2 TO PROSPECTUS DATED NOVEMBER 28, 2003	Filed Pursuant to Rule 424(b)(3) and (c) Registration No. 333-108568

$210,000,000 PRINCIPAL AMOUNT

3.0% SENIOR CONVERTIBLE NOTES DUE 2023

AND

4,731,426 SHARES OF COMMON STOCK

ISSUABLE UPON CONVERSION OF THE NOTES

This prospectus supplement relates to the resale by the selling securityholders of 3% Senior Convertible Notes due 2023 issued by FLIR Systems, Inc. and the shares of common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with the prospectus dated November 28, 2003, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

Investing in the notes or the common stock offered by the prospectus involves a high degree of risk. See “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The section of the prospectus entitled “Selling Securityholders” on pages 14-17 of the prospectus is amended and restated in its entirety to read as follows:

SELLING SECURITYHOLDERS

We originally issued the notes to J.P. Morgan Securities Inc., Banc of America Securities LLC, Needham & Company, Inc., Stephens Inc. and Thomas Weisel Partners LLC (the “Initial Purchasers”) in a private placement in June 2003. Our net proceeds from the sale and issuance of the notes to the Initial Purchasers was approximately $204 million, after deducting the discount and estimated expenses of the offering. The notes were immediately resold by the Initial Purchasers to persons reasonably believed by the Initial Purchasers to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Selling security holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible pursuant to this prospectus. Our registration of the notes and the shares of common stock issuable upon conversion of the notes does not necessarily mean that the selling security holders will sell all or any of the notes or the common stock. Unless set forth below, none of the Selling Securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

The following table sets forth certain information as of February 10, 2004, except where otherwise noted, concerning the principal amount of notes beneficially owned by each selling security holder and the number of shares of common stock that may be offered from time to time by each selling security holder under this prospectus. The information is based on information provided by or on behalf of the selling security holders. The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each holder at an initial conversion price of $44.38 per share. This conversion price is subject to adjustments in certain circumstances. Because the selling security holders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes, we have assumed for purposes of the table below that the selling security holders will sell all of the notes and all of the common stock issuable upon conversion of the notes offered by this prospectus. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary. As of September 3, 2003, we had $210,000,000 in principal amount of the notes and 32,858,318 shares of common stock outstanding.

Name	Principal Amount at Maturity of Notes Beneficially Owned and Offered	Percentage of Outstanding Notes	Shares of Common Stock Issuable Upon Conversion of the Notes that May Be Sold (1)	Percentage of Shares of Common Stock Outstanding (2)(3)
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$3,200,000	1.52%	72,098	*
Argent Classic Convertible Arbitrage Fund II, L.P.	$400,000	*	9,012	*
Argent Classic Convertible Arbitrage Fund L.P.	$1,100,000	*	24,784	*
Argent LowLev Convertible Arbitrage Fund II, LLC	$80,000	*	1,802	*
Argent LowLev Convertible Arbitrage Fund LLC	$600,000	*	13,518	*

Name	Principal Amount at Maturity of Notes Beneficially Owned and Offered	Percentage of Outstanding Notes	Shares of Common Stock Issuable Upon Conversion of the Notes that May Be Sold (1)	Percentage of Shares of Common Stock Outstanding (2)(3)
Argent LowLev Convertible Arbitrage Fund Ltd.	$1,000,000	*	22,531	*
Associated Electric & Gas Insurance Services Limited	$200,000	*	4,506	*
Attorneys Title Insurance Fund	$30,000	*	676	*
Banc of America Securities LLC (4)	$400,000	*	9,012	*
Bank Austria Cayman Islands, LTD	$1,342,000	*	30,236	*
Boilermakers Blacksmith Pension Trust	$210,000	*	4,731	*
BP Amoco PLC Master Trust	$612,000	*	13,789	*
CALAMOS® Market Neutral Fund—CALAMOS® Investment Trust	$4,000,000	1.90%	90,122	*
Chrysler Corporation Master Retirement Trust	$1,470,000	*	33,120	*
Class C Trading Company, Ltd.	$500,000	*	11,265	*
CNH CA Master Account, L.P.	$1,250,000	*	28,163	*
Coda Capital Management, LLC	$250,000	*	5,633	*
D.E. Shaw Investment Group, L.P.	$200,000	*	4,506	*
D.E. Shaw Valence Portfolios, L.P.	$800,000	*	18,024	*
DBAG London	$22,700,000	10.81%	511,445	1.53%
Delta Air Lines Master Trust—CV	$620,000	*	13,969	*
Delta Pilots Disability & Survivorship Trust—CV	$300,000	*	6,759	*
Dodeca Fund, L.P.	$1,025,000	*	23,094	*
Duke Endowment	$40,000	*	901	*
GLG Market Neutral Fund	$6,500,000	3.10%	146,449	*
Guggenheim Portfolio Co. XV, LLC	$1,050,000	*	23,657	*
Hotel Union & Hotel Industry of Hawaii Pension Plan	$232,000	*	5,227	*
Inflective Convertible Opportunity Fund I, L.P.	$25,000	*	563	*
Jefferies & Company Inc.	$4,000	*	90	*
JMG Capital Partners LP	$3,075,000	1.46%	69,282	*
JMG Triton Offshore Fund, Ltd.	$3,075,000	1.46%	69,282	*
KBC Financial Products USA Inc.	$1,000,000	*	22,531	*
Microsoft Corporation	$1,170,000	*	26,361	*
Morgan Stanley Convertible Securities Trust	$1,000,000	*	22,531	*
Motion Picture Industry Health Plan—Active Member Fund	$255,000	*	5,745	*
Motion Picture Industry Health Plan—Retiree Member Fund	$160,000	*	3,605	*
OCM Convertible Trust	$1,725,000	*	38,865	*
Partner Reinsurance Company, Ltd.	$515,000	*	11,603	*
Polygon Global Opportunities Master Fund	$4,000,000	1.90%	90,122	*
Qwest Occupational Health Trust	$190,000	*	4,281	*
Ramius Capital Group	$447,000	*	10,071	*
Ramius Master Fund, LTD	$5,187,000	2.47%	116,866	*

Name	Principal Amount at Maturity of Notes Beneficially Owned and Offered	Percentage of Outstanding Notes	Shares of Common Stock Issuable Upon Conversion of the Notes that May Be Sold (1)	Percentage of Shares of Common Stock Outstanding (2)(3)
Ramius Partners II, LP	$179,000	*	4,033	*
Ramius, LP	$100,000	*	2,253	*
RBC Alternative Assets, L.P.	$200,000	*	4,506	*
RCG Baldwin, LP	$400,000	*	9,012	*
RCG Halifax Master Fund	$358,000	*	8,066	*
RCG Latitude Master Fund, LTD	$6,221,000	2.96%	140,163	*
RCG Multi Strategy Master Fund, LTD	$1,753,000	*	39,496	*
S.A.C. Capital Associates, LLC	$1,000,000	*	22,531	*
Sage Capital	$4,400,000	2.10%	99,135	*
Silver Convertible Arbitrage Fund, LDC	$400,000	*	9,012	*
Southern Farm Bureau Life Insurance	$220,000	*	4,957	*
Sphinx Convertible Arb Fund SPC	$274,000	*	6,173	*
SSI Blended Market Neutral L.P.	$467,000	*	10,522	*
SSI Hedged Convertible Market Neutral L.P.	$516,000	*	11,626	*
State Employees’ Retirement Fund of the State of Delaware	$1,080,000	*	24,333	*
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Ltd.	$6,900,000	3.29%	155,461	*
UBS O’Connor LLC F/B/O O’Connor Global Convertible Portfolio	$500,000	*	11,265	*
Vanguard Convertible Securities Fund, Inc.	$8,515,000	4.05%	191,848	*
Viacom Inc. Pension Plan Master Trust	$21,000	*	473	*
Xavex Convertible Arbitrage #5	$1,050,000	*	23,657	*
Xavex Convertible Arbitrage 10 Fund	$300,000	*	6,759	*
Zazove Convertible Arbitrage Fund L.P.	$3,500,000	1.67%	78,857	*
Zazove Hedged Convertible Fund L.P.	$1,000,000	*	22,531	*
Zurich Institutional Benchmarks Master Fund Ltd.	$2,373,000	1.13%	53,465	*

*	Less than one percent (1%).

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 22.5306 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment as described under “Description of Notes—Conversion rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the Notes, as described under “Description of Notes—Conversion rights.”
(2)	Calculated using 32,841,041 shares of common stock outstanding as of November 21, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.
(3)	Assumes that all holders of notes, or any future transferees, pledgees, donees or successors of or from such holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

(4)	Selling securityholder was one of the initial purchasers of the notes and helped to facilitate the resale of the notes, pursuant to Rule 144A under the Securities Act.

Except as a selling securityholder, and as described above in this prospectus supplement, no selling securityholder listed in the above table has had any material relationship with us or any of our affiliates within the past three years.

The date of this Prospectus Supplement is February 13, 2004.